THE GCG TRUST RULE 12B-1 DISTRIBUTION PLAN

The following distribution plan (the "Plan") has been adopted pursuant to Rule12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Board of Trustees of the GCG Trust (the "Trust"). The Plan has been approved by a majority of the Trust's Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940
Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan. This Plan shall apply to any class of any separate series (each, a "Class") of the Trust set forth in Exhibit A as shall be supplemented from time to time by the Trustees.

Shares of the Classes may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts or variable life policies (collectively referred to herein as "Variable Contracts"), as well as to qualified benefit plans ("Retirement Plans").

The Trust has entered into an Amended and Restated Distribution Agreement ("Distribution Agreement") with Directed Services, Inc. ("DSI" or the "Distributor"). Pursuant to the Distribution Agreement, the Distributor will serve as the distributor of the Trust's shares and each Class participating in this Plan may pay the Distributor for remittance to a Life Company or any affiliate thereof ("Recipient") for various costs incurred or paid in connection with the indirect distribution of shares of that Class.

SECTION 1. ANNUAL FEE.

The Trust, on behalf of a Class, may make payments quarterly to the Distributor for remittance to a Recipient, in order to pay or reimburse such Recipient for Eligible Expenses (as defined below) incurred or paid (as the case may be) by such Recipient, provided that no such payment shall be made with respect to any quarterly period in excess of an amount determined for such period at the annual rate of 0.25% (1/4 of 1%) of the average daily net assets of such Class attributable to a Life Company's Variable Contract owners during that quarterly period.

SECTION 2. EXPENSES COVERED BY THE PLAN.

Expenses payable pursuant to this Plan ("Eligible Expenses") may include, but are not necessarily limited to, costs:

(a) of printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective Variable Contract owners;

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(b)  relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within a Life Company, or for broker-dealer only use or retail use;

(c) of holding seminars and sales meetings designed to promote the sale of Trust shares;

(d) of obtaining information and providing explanations to Variable Contract owners regarding the Class investment objectives and policies and other information about the Trust and the Class, including the performance of the Class;

(e)  of training sales personnel regarding the Trust;

(f) of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trust; and

(g) of financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of the Class shares.

SECTION 3. DISTRIBUTION EXPENSES IN EXCESS OF FEE.

All Eligible Expenses in excess of the fee rates provided for in this Plan may be carried forward and resubmitted in a subsequent fiscal year provided that (i) Eligible Expenses cannot be carried forward for more than three years following initial submission; and (ii) the non-interested Trustees determine at the time of initial submission that the Eligible Expenses are appropriate to be reimbursed. Eligible Expenses will be paid on a first-in, first-out basis.

SECTION 4. WRITTEN REPORTS.

On a quarterly basis, the Distributor shall submit to the Trustees for their review, a written report complying with Rule 12b-1 under the 1940 Act describing the amount of the Eligible Expenses and the purposes of those Eligible Expenses with respect to a Class of a Series incurred or paid by each Recipient since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that Class. In the event that amounts of Eligible Expenses are not specifically attributable to the distribution of shares of any particular Class, the Distributor may allocate Eligible Expenses to each Class deemed by the Trustees to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such Class during the previous period to the aggregate daily net assets of all such Series for such period, subject to the Trust's Multiple Class Plan; provided, however, that any such allocation may be subject to such adjustments as the Distributor shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Trustees.

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SECTION 5. TERMINATION.

The Plan may be terminated as to a Class at any time, without penalty, by a vote of a majority of the non-interested Trustees, or by vote of a majority of the outstanding voting securities of that Class. Any agreement related to this Plan with respect to a Class may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding shares of that Class, on not more than sixty
(60) days' written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Eligible Expenses.

SECTION 6. AMENDMENTS.

The Plan may not be amended to increase materially the amount that may be spent for distribution by a Class without the approval of a majority of the outstanding voting securities of that Class. All material amendments to the Plan and any related distribution agreement shall be approved by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment. The Trustees also may interpret this Plan and make all determinations necessary or advisable for its administration.

SECTION 7. SELECTION OF INDEPENDENT TRUSTEES.

So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees then in office.

SECTION 8. EFFECTIVE DATE OF PLAN.

The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for as long as such continuance is specifically approved by the Trustees of the Trust and the non-interested Trustees at least annually, cast in person at a meeting called for the purpose of voting on such continuance.

SECTION 9. PRESERVATION OF MATERIALS.

The Trust will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years (the first two years in an easily accessible place) from the date of those documents, or for such other periods as may be required by applicable law.

SECTION 10. MEANINGS OF CERTAIN TERMS.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted

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to the Trust under the 1940 Act by the Securities and Exchange Commission. When
voting on the approval, termination or amendment of this Plan, or with respect to an agreement related to this Plan, shareholders of the applicable Class or Classes shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of a Life Company.

Dated approved by the Board of Trustees: February 26, 2002

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                                   SCHEDULE A

                               SCHEDULE OF SERIES

                                 WITH RESPECT TO

                   THE GCG TRUST RULE 12B-1 DISTRIBUTION PLAN

PORTFOLIO                                                                CLASS
---------                                                                -----

Equity Income Series (formerly, Multiple                                 A
Allocation Series)
Fully Managed Series                                                     A
Limited Maturity Bond Series                                             A
Hard Assets Series                                                       A
Real Estate Series                                                       A
Liquid Asset Series                                                      A
Capital Appreciation Series                                              A
Van Kampen Growth and Income Series (formerly,                           A
Rising Dividends Series)
Value Equity Series                                                      A
Strategic Equity Series                                                  A
Capital Guardian Small Cap Series (formerly,                             A
Small Cap Series)
Mid-Cap Growth Series                                                    A
Total Return Series                                                      A
Research Series                                                          A
Capital Growth Series (formerly,                                         A
Growth & Income Series)
Growth Series (formerly, Value + Growth Series)                          A
Core Bond Series (formerly, Global Fixed                                 A
Income Series)
Developing World Series                                                  A
International Equity Series                                              A
Investors Series                                                         A
Diversified Mid-Cap Series                                               A
Asset Allocation Growth Series                                           A
Special Situations Series                                                A
Janus Growth and Income Series (formerly,                                A
Growth and Income Series)
Internet TollkeeperSM Series                                             A
High Yield Series                                                        A
Managed Global Series                                                    A

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All Cap Series                                                           A
Large Cap Value Series                                                   A
Fundamental Growth Focus Series                                          A
Focus Value Series                                                       A
Global Franchise Series                                                  A
Equity Growth Series                                                     A
J.P. Morgan Fleming Small Cap Equity Series                              A
International Enhanced EAFE Series                                       A

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